Exhibit 10

Director Compensation

Each Board member who is not an employee of Furniture Brands International or of a subsidiary is currently entitled to the following fees for serving as a director:

Retainer	$3,500 per month	$42,000 per year
Meeting Fee	None	None per year
Committee Meeting Fee	None	None per year
Annual Stock Grant	$55,000 per year	$55,000 per year
TOTAL		$97,000 per year

In addition, the Chairperson of the Audit Committee is entitled to an additional $10,000 per year and the Chairpersons of the Executive Committee, Executive Compensation and Stock Option Committee and Governance and Nominating Committee is each entitled to an additional $5,000 per year.

Messrs. Lasater and Liberman will qualify for benefits under the Company’s retirement plan for non-employee directors. After termination of service as a director, each will receive for life 100% of the monthly fee for directors in effect at the time of termination of service. Participation in and benefits under the plan have been frozen and there will be no further vesting or new participants added.

Finally, each non-employee director who has not reached the age of 70 is entitled to receive on a non-contributory basis $100,000 of term life insurance pursuant to the Company’s group term life program.